EXHIBIT 99.1

Washington Banking Declares 46th Consecutive Quarterly Dividend

OAK HARBOR, WA – October 22, 2009 – Washington Banking Company (Nasdaq: WBCO), the holding company for Whidbey Island Bank, announced today that its Board of Directors declared a regular cash dividend of $0.025 per common share. The dividend is payable November 19, to common shareholders of record on November 3, 2009. Washington Banking has paid a quarterly cash dividend since its 1998 initial public offering.

“With continuing strong capital and solid earnings, Washington Banking is one of the best performing banks in the region,” said Jack Wagner, President and CEO. “We are pleased to be able to maintain our dividend to common shareholders.” Today, Washington Banking reported third quarter income available to common shareholders was $1.3 million or $0.13 per diluted common share, up from $818,000 or $0.09 per diluted common share in the quarter ended June 30, 2009, but down from $1.9 million or $0.20 per diluted common share in the third quarter a year ago.

WBCO is pleased to offer direct deposit of dividends for their registered holders. The quickest way for registered holders to have their dividends deposited directly into a transaction account is to log-in to the “Investor Centre” area of the transfer agent’s website at www.computershare.com. Registered holders of WBCO shares may also enroll in this service by calling Computershare at 1-800-962-4284 and requesting an enrollment form.

ABOUT WASHINGTON BANKING COMPANY

Washington Banking Company is a bank holding company based in Oak Harbor, Washington, that operates Whidbey Island Bank, a state-chartered full-service commercial bank. Founded in 1961, Whidbey Island Bank provides various deposit, loan and investment services to meet customers’ financial needs. Whidbey Island Bank operates 18 full-service branches located in five counties in Northwestern Washington. In June 2009, Washington Banking was added to the Russell 2000 Index, a subset of the Russell 3000 Index. Both indices are widely used by professional money managers as benchmarks for investment strategies.

This news release may contain forward-looking statements that are subject to risks and uncertainties. These forward-looking statements describe management's expectations regarding future events and developments such as future operating results, growth in loans and deposits, credit quality and loan losses, and continued success of the Company’s business plan. Readers should not place undue reliance on forward-looking statements, which reflect management’s views only as of the date hereof. The words “anticipate,” “expect,” “will,” “believe,” and words of similar meaning are intended, in part, to help identify forward-looking statements. Future events are difficult to predict, and the expectations described above are subject to risk and uncertainty that may cause actual results to differ materially. In addition to discussions about risks and uncertainties set forth from time to time in the Company’s filings with the Securities and Exchange Commission, factors that may cause actual results to differ materially from those contemplated in these forward-looking statements include, among others: (1) local and national general and economic condition; (2) changes in interest rates and their impact on net interest margin; (3) competition among financial institutions; (4) legislation or regulatory requirements; and (5) the ability to realize the efficiencies expected from investment in personnel and infrastructure. Washington Banking Company does not undertake to update forward-looking statements to reflect circumstances or events that occur after the date the forward-looking statements were made. Any such statements are made in reliance on the safe harbor protections provided under the Securities Exchange Act of 1934, as amended.

www.wibank.com